                                                                      EXHIBIT l

[AIM LOGO APPEARS HERE]
--Registered Trademark--
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173
713-626-1919


A I M Advisors, Inc.


   December 28, 2001



   Re:  Initial Capital Investment in New Portfolio of
        AIM Investment Funds (The "Fund")

   Ladies and Gentlemen:

   We are purchasing shares of the Fund for the purpose of providing initial investment for a new investment portfolio of the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

   We hereby agree to purchase shares equal to the following dollar amount for the portfolio:

                 FUND                                AMOUNT                DATE
                 ----                                ------                ----
   AIM Global Biotech Fund - Class A Shares          $  10.00         December 28, 2001
   AIM Global Biotech Fund - Class B Shares          $  10.00         December 28, 2001
   AIM Global Biotech Fund - Class C Shares          $  10.00         December 28, 2001
   AIM Global Biotech Fund - Class A Shares          $400,000         December 31, 2001
   AIM Global Biotech Fund - Class B Shares          $300,000         December 31, 2001
   AIM Global Biotech Fund - Class C Shares          $300,000         December 31, 2001

   We understand that the initial net asset value per share for the portfolio named above will be $10.

   We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

   We further agree to provide the Fund with at least three days' advance written notice of any intended redemption and agree that we will work with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal portfolio management of the Fund.

   Sincerely yours,

   /s/ ROBERT H. GRAHAM

   Robert H. Graham
   President

   cc: Sara Ehlert-Gerke
       David Hessel
       Gary Trappe
       Bobbie Stafford-Garza

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